Filed Pursuant to Rule 424(b)(3)

Registration No. 333-139752

PROSPECTUS

China Direct, Inc.

2,708,312 shares of Common Stock

This prospectus relates to periodic offers and sales of 2,708,312 shares of our common stock by the selling security holders, which includes:

•	115,000 shares which are presently outstanding; and

•	2,593,312 shares issuable upon the exercise of our Class A and Class B common stock purchase warrants with exercise prices ranging from $4.00 to $10.00 per share.

We will not receive any proceeds from the sale of the shares by the selling security holders. The shares of common stock are being offered for sale by the selling security holders at prices established on the American Stock Exchange during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock.

For a description of the plan of distribution of these shares, please see page 15 of this prospectus.

Our common stock is quoted on the American Stock Exchange under the symbol “CDS”. On November 1, 2007 the last reported sale price for our common stock was $9.35 per share.

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Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus to read about the risks of investing in our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus is November 9, 2007

PROSPECTUS SUMMARY

The following is a general summary of the information contained in this prospectus. It does not include all of the information that you should consider before investing in our securities. You should read this entire prospectus, the documents incorporated by reference into this prospectus and any accompanying prospectus supplement before making an investment decision.

We are a U.S.-based company doing business in China through our subsidiaries. For operational purposes, we organize our business into two divisions:

•	our management division, which acquires controlling stakes in Chinese companies and then provides capital and active management to enable these companies to thrive in their respective industries, and

•	our consulting division, which assists other companies in China and the U.S. in establishing and maintaining a presence in the U.S. capital markets.

Our consulting division was formed in January 2005 and in August 2006 it completed a reverse merger transaction. Thereafter, we began implementing our management division’s business model. Examples of industries in which we are focusing our efforts include manufacturing, technology, mining, healthcare, packaging, food and beverage, as well as companies involved in importing and exporting activities. We have initially targeted medium sized entities, generally including companies with less than $100 million in annual revenue, which we believe offer the greatest opportunities for growth. We adhere to PRC rules and regulations governing foreign investment and obtain all relevant and necessary local and/or national governmental approvals. Our predominant method of acquiring controlling interests of Chinese entities is by infusing cash consideration to increase a target’s registered capital. This infusion of capital into a Chinese domestic company serves to create a new foreign invested entity (FIE) in which our equity ownership percentage is represented by our percentage of contribution to the new total registered capital amount.

For accounting purposes, we presently report our operations in four segments, including magnesium, chemical, consulting (which includes our parent company operations) and energy. Our magnesium division generates revenues from the processing and distribution of various forms of magnesium including magnesium powder, magnesium scrap, magnesium alloy and various grades of ordinary magnesium slabs, as well as from exporting magnesium products. For the six months ended June 30, 2007, revenues from our magnesium division represented approximately 53% of our total net revenues. Our chemical division generates revenues from acting as a third party agent in the sale and distribution of industrial grade synthetic chemicals, maintaining a relationship with both the supplier and the customer, and managing the logistics of the distribution channel. Revenues from our chemical division represented approximately 37% of our total net revenues for the six months ended June 30, 2007. Our consulting division generates revenues by the providing consulting services to its client companies and revenues from our consulting division represented approximately 6% of our total net revenues for the six months ended June 30, 2007. Our energy division is engaged in the alternative energy and recycling industry and provides ancillary services to oil refineries. For the six months ended June 30, 2007 revenues from our energy division represented approximately 3% of our total net revenues.

We were incorporated in Delaware in July 1999. In June 2007 we domesticated the company in the State of Florida. Our principal executive offices are located at 5301 North Federal Highway, Suite 120, Boca Raton, Florida 33487. Our telephone number at this location is (561) 989-9171. Our web site is www.cdii.net. The information which appears on our web site is not part of this prospectus.

All share and per share information contained in this prospectus gives effect to the 100 for 1 (100:1) reverse stock split of our common stock effective June 28, 2006. When used in this prospectus the terms “China Direct”, “we”, “us” or “our” refers to China Direct, Inc., a Florida corporation formerly known as Evolve One, Inc., and its subsidiaries.

COMMON STOCK OFFERED

Under this prospectus, the selling security holders listed in the section of this prospectus entitled “Selling Security Holders” may offer and sell up to 2,708,312shares of our common stock, including 2,593,312 shares issuable upon the exercise of outstanding warrants with exercise prices ranging from $4.00 to $10.00 per share.

USE OF PROCEEDS

We will not receive any proceeds from the sales of the common stock offered by this prospectus. If, and when, the warrants are exercised by the selling security holders, the proceeds from the exercise of the warrants shall be used by us for general corporate purposes.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

RISKS RELATED TO OUR COMPANY

THE SUCCESS OF OUR BUSINESS MODEL IS DEPENDENT UPON OUR ABILITY TO IDENTIFY AND CLOSE ACQUISITIONS OF OPERATING COMPANIES IN CHINA. THE ACQUISITION OF NEW BUSINESSES IS COSTLY AND SUCH ACQUISITIONS MAY NOT ENHANCE OUR FINANCIAL CONDITION.

Our primary business and operational focus is on our management division. Our growth strategy is to acquire companies and identify and acquire assets and technologies from businesses in China that have services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business. The process to undertake a potential acquisition is time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on our potential acquisition targets and there is no guarantee that we will acquire the company after completing due diligence. The process of identifying and consummating an acquisition could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to undisclosed or potential liabilities of acquired companies. In addition, even if we are successful in acquiring additional companies, there are no assurances that the operations of these business will enhance our future financial conditions, including to the extent that the businesses acquired in these transactions do not remain competitive, some or all of the goodwill related to that acquisition could be charged against our future earnings, if any.

THE VALUE OF THE EQUITY SECURITIES WE OCCASIONALLY ACCEPT AS COMPENSATION IS SUBJECT TO ADJUSTMENT WHICH COULD RESULT IN LOSSES TO US IN FUTURE PERIODS.

Historically we have accepted equity securities of consulting clients as compensation for our consulting services. These securities are reflected on our balance sheet as “investment in marketable securities held for sale”. We evaluate quarterly the carrying value of each investment for a possible increase or decrease in value. Because we do not want to be considered an investment company, it is to our benefit to keep the carrying values of these securities as low as possible. This review may result in an adjustment to their carrying value which could adversely affect our operating results for the corresponding quarters in that we might be required to reduce our carrying value of the investments. In addition, if we are unable to liquidate these securities, we will be required to write off the investments which would adversely affect our financial position.

THE INVESTMENT COMPANY ACT OF 1940 WILL LIMIT THE VALUE OF SECURITIES WE CAN ACCEPT AS PAYMENT FOR OUR BUSINESS CONSULTING SERVICES WHICH MAY LIMIT OUR FUTURE REVENUES.

We have historically accepted stock as payment for our services and will likely continue to do so in the future, but only to the extent that it does not cause us to become an investment company under the Investment Company Act 1940. To the extent that we are required to reduce the amount of stock we accept as payment for our business consulting services to avoid becoming an investment company, our future revenues from our business consulting services may substantially decline if our client companies cannot pay our fees in cash which will materially adversely effect our financial condition and results of operations in future periods. Any future change in our fee structure for our business consulting services could also severely limit our ability to attract business-consulting clients in the future.

WE CANNOT ASSURE YOU THAT THE CURRENT CHINESE POLICIES OF ECONOMIC REFORM WILL CONTINUE. BECAUSE OF THIS UNCERTAINTY, THERE ARE SIGNIFICANT ECONOMIC RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC. Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

•	the Chinese government will continue its pursuit of economic reform policies;
•	the economic policies, even if pursued, will be successful;
•	economic policies will not be significantly altered from time to time; or
•	business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Because our business model is dependent upon the continued economic reform and growth in China, any change in Chinese government policy could materially adversely affect our ability to continue to implement our business model. China’s economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to our company.

ACQUISITION EFFORTS IN FUTURE PERIODS MAY BE DILUTIVE TO OUR THEN CURRENT SHAREHOLDERS.

Our business model depends upon the issuance of our securities to consummate acquisitions in the future. As a result, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. As we will generally not be required to obtain the consent of our shareholders before entering into acquisition transactions, shareholders are dependent upon the judgment of our management in determining the number of, and characteristics of stock issued as consideration in an acquisition.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. ADDITIONAL CAPITAL RAISING EFFORTS IN FUTURE PERIODS MAY BE DILUTIVE TO OUR THEN CURRENT SHAREHOLDERS OR RESULT IN INCREASED INTEREST EXPENSE IN FUTURE PERIODS.

We may need to raise additional working capital to continue to implement our business model. Our future capital requirements, however, depend on a number of factors, including our operations, the financial condition of an acquisition target and its needs for capital, our ability to grow revenues from other sources, our ability to manage the growth of our business and our ability to control our expenses. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all. If we do not raise funds as needed, we will be unable to fully implement our business model, fund our ongoing operations or grow our company.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies. We face particular challenges in that our acquisition strategy is based on companies located in and operating within China. Acquired companies’ histories, the geographical location, business models and business cultures will be different from ours in many respects. Even if we are successful in identifying and closing acquisitions of companies, our directors and senior management will face significant challenges in their efforts to integrate the business of the acquired companies or assets and to effectively manage our continued growth. Any future acquisitions will be subject to a number of challenges, including:

•	the diversion of management time and resources and the potential disruption of our ongoing business;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	unexpected costs and time associated with upgrading both the internal accounting systems as well as educating each of their staffs as to the proper collection and recordation of financial data;
•	potential unknown liabilities associated with acquired businesses;
•	the difficulty of retaining key alliances on attractive terms with partners and suppliers; and
•	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

There can be no assurance that our efforts to integrate the operations of any acquired assets or companies will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL AND THE LOSS OF THESE KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel of at our subsidiaries in China who perform key functions in the operation of our business. All of these individuals are located in China and we do not exercise any substantive day to day supervision over their activities. While we are a party to employments with certain of these individuals, we do not have employment or similar agreements with all of these individuals and there are no assurances that they will remain employed by their respective companies or devote sufficient time and attention to the operations of those entities. The loss of one or more of these key employees could have a material adverse effect upon our business, financial condition, and results of operations and the results of operations at these subsidiaries could be adversely impacted.

CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY AND WHICH ARE MATERIAL TO OUR OPERATIONS LACK VARIOUS LEGAL PROTECTIONS WHICH ARE CUSTOMARILY CONTAINED IN SIMILAR CONTRACTS PREPARED IN THE UNITED STATES.

Our subsidiaries include companies organized under the laws of the PRC and all of their business and operations are conducted in China. We are a party to certain contracts related to our operations. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because these contracts omit these types of clauses, notwithstanding the differences in Chinese and U.S. laws we may not have the same legal protections as we would if the contracts contained these additional provisions. We anticipate that our Chinese subsidiaries will likely enter into contracts in the future which will likewise omit these types of legal protections. While we have not been subject to any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute under agreements which could have been avoided if the contracts were prepared in conformity with U.S. standards. Contractual disputes which may arise from this lack of legal protection will divert management’s time from the operation of our business and require us to expend funds attempting to settle a possible dispute. This possible diversion of management time will limit the time our management would otherwise devote to the operation of our business, and the diversion of capital could limit the funds we have available to pay our ongoing operating expenses.

CHANG MAGNESIUM’S CHIEF EXECUTIVE OFFICER IS ALSO CHIEF EXECUTIVE OFFICER OF A GROUP OF COMPANIES WHICH DIRECTLY COMPETE WITH CHANG MAGNESIUM.

Mr. Yuwei Huang, CEO of Chang Magnesium and an Executive Vice President of CDI Shanghai Management, is also General Manager of Taiyuan YiWei Magnesium Co. Ltd., a position he has held since founding that company in 1999 and serves in various positions with its affiliated companies. Taiyuan YiWei Magnesium Co. Ltd., a minority owner of Chang Magnesium, owns interests in seven subsidiary magnesium factories, a magnesium alloy factory and a magnesium powder desulphurization reagent factory, all located in China, and is generally regarded as the largest exporter for magnesium products in China and the second largest producer. Because these companies have similar operations relating to those of Chang Magnesium and Mr. Huang has operational control over competing companies, he is subject to certain inherent certain conflicts of interest. There can be no assurances that Chang Magnesium’s business and operations will not be adversely impacted as a result of these conflicts of interest. The operations of the affiliated entities of Mr. Huang are expected to be phased out by no later than the end of 2008, but until that time, potential conflicts of interest could occur with Mr. Huang’s affiliated entities.

RISKS RELATED TO DOING BUSINESS IN CHINA

A SUBSTANTIAL PORTION OF OUR ASSETS AND OPERATIONS ARE LOCATED IN THE PRC AND ARE SUBJECT TO CHANGES RESULTING FROM THE POLITICAL AND ECONOMIC POLICIES OF THE CHINESE GOVERNMENT.

Our business operations could be restricted by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH OUR CHINESE SUBSIDIARIES MUST CONDUCT OUR BUSINESS ACTIVITIES.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese subsidiaries.

FUTURE INFLATION IN CHINA MAY INHIBIT ECONOMIC ACTIVITY IN CHINA.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past 10 years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. Any actions by the PRC government to regulate growth and contain inflation could have the effect of limiting our ability to grow our revenues in future periods.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD INTERRUPT OUR OPERATIONS.

A renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations,
•	the sickness or death of our key officers and employees, or
•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could result in a loss of revenues in future periods and could impact our ability to conduct the operations of our Chinese subsidiaries as they are presently conducted. If we were unable to continue the operations of our Chinese subsidiaries as they are now conducted, our revenues in future periods would decline and our ability to continue as a going concern could be in jeopardy. If we were unable to continue as a going concern, you could lose your entire investment in our company.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY.

Because a substantial portion of revenues in future periods will be in the form of Renminbi, any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING THE REGULATION OF FOREIGN INVESTMENTS IN CHINA.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our stated business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be limited which could result in a loss of revenue in future periods which could impact our ability to continue as a going concern.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PRC.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

RISKS RELATED TO OUR COMMON STOCK

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKEOVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of Florida law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested shareholders.

In addition, our articles of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors. Our board of directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion or voting rights that could adversely affect the voting power or other rights of our common shareholders.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

It is possible that the selling security holders will offer all of the shares for sale. Further because it is possible that a significant number of shares of our common stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in “Risk Factors”. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

SELLING SECURITY HOLDERS

At October 31, 2007 we had 19,879,610 shares of our common stock issued and outstanding. This prospectus relates to periodic offers and sales of 2,708,312shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:

•	115,000 shares which are presently outstanding, and
•	2,593,312 shares issuable upon the exercise of the Class A and Class B common stock purchase warrants.

These securities were either sold by us in our unit private placement between September 2006 and November 2006 or issued to the holders as a due diligence fee. The following table sets forth:

•	the name of each selling security holder,
•	the number of shares owned, and
•	the number of shares being registered for resale by the selling security holder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby. If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

Name of Selling Security Holder	Number of Shares Owned	Shares to be offered	Shares to be owned after offering	Percentage to be owned after offering
Andong Management, LLC (1)	17,500	17,500	0	n/a
Michael Mead (2)	18,750	18,750	0	n/a
Orinoco Tooling & Stamping (3)	37,500	37,500	0	n/a
Terry Max and Linda Max (4)	100,000	100,000	0	n/a
Marjorie Group, LLC (5)	55,000	55,000	0	n/a
Mulkey II Limited Partnership (6)	180,000	180,000	0	n/a
Brio Capital L.P. (7)	58,500	58,500	0	n/a
Richard G. David (8)	88,000	88,000	0	n/a
Anthony Heller (9)	150,000	150,000	0	n/a
CMS Capital (10)	88,000	88,000	0	n/a
Lake Street Fund, L.P. (11)	240,000	240,000	0	n/a
Nite Capital, L.P. (12)	80,000	80,000	0	n/a
Osher Capital Partners, LLC (13)	502,282	502,282	0	n/a
Ellis International, L.P. (14)	101,062	101,062	0	n/a
Richard Church. (15)	44,750	44,750	0	n/a
Harborview Master Fund L.P. (16)	150,500	150,500	0	n/a
Alpha Capital Anstalt (18)	218,818	218,818	0	n/a
Whalehaven Capital Fund Limited (19)	287,500	287,500	0	n/a
Monarch Capital Fund, Ltd. (20)	225,000	225,000	0	n/a
Anna L. LaPerna (23)	4,200	4,200	0	n/a
Dennis Church (24)	1,750	1,750	0	n/a
Michael E. Tanner (25)	4,200	4,200	0	n/a
Longview Fund, L.P. (26)	55,000	55,000	0	n/a
Total		2,708,312

(1)        The number of shares of common stock owned and offered includes 15,000 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. Mr. Andrew Yan has voting and dispositive control over securities held by Andong Management, LLC.

(2)        The number of shares of common stock owned and offered includes 18,750 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

(3)        The number of shares of common stock owned and offered includes 37,500 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Mr. Carlos Becerra has voting and dispositive control over securities held by Orinoco Tooling & Stamping.

(4)        The number of shares of common stock owned and offered includes 55,000 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

(5)        The number of shares of common stock owned and offered includes 75,000 shares underlying Class A common stock purchase warrants and 75,000 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Daniel Wainstein has voting and dispositive control over securities held by Marjorie Group, LLC.

(6)        The number of shares of common stock owned and offered includes 75,000 shares underlying Class A common stock purchase warrants and 55,000 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. Dr. David Mulkey has voting and dispositive control over securities held by Mulkey II Limited Partnership.

(7)        The number of shares of common stock owned and offered includes 58,500 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. Mr. Shaye Hirsch has voting and dispositive control over securities held by Brio Capital, L.P.

(8)        The number of shares of common stock owned and offered includes 88,000 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

(9)       The number of shares of common stock owned and offered includes 150,000 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.

(10)      The number of shares of common stock owned and offered includes 88,000 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. Mr. Howard Weiss has voting and dispositive control over securities held by CMS Capital.

(11)      The number of shares of common stock owned and offered includes 150,000 shares underlying Class A common stock purchase warrants and 90,000 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. Mr. Scott Hood has voting and dispositive control over securities held by Lake Street Fund, L.P.

(12)      The number of shares of common stock owned and offered includes 80,000 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. Mr. John Prinz has voting and dispositive control over securities held by Nite Capital, L.P.

(13)      The number of shares of common stock owned and offered includes 423,750 shares underlying Class A common stock purchase warrants and 78,532 shares underlying Class B common stock purchase warrants. The number of shares underlying the Class A warrants includes 236,250 shares underlying warrants issued to Osher Capital Partners, LLC as a due diligence fee in the offering. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Mr. Yisroel Kluger has voting and dispositive control over securities held by Osher Capital Partners, LLC.

(14)      The number of shares of common stock owned and offered includes 101,062 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Mr. Wilhelm Unger has voting and dispositive control over securities held by Ellis International, Ltd.

(15)      The number of shares of common stock owned and offered includes 44,750 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

(16)      The number of shares of common stock owned and offered includes 150,500 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Harborview Master Fund L.P. is a master fund in a master-feeder structure whose general partner is Harborview Advisors, LLC. Messrs. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors, LLC and have voting and dispositive control over securities held by Harborview Master Fund L.P.

(17)      [Intentionally omitted].

(18)      The number of shares of common stock owned and offered includes 218,818 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Messrs. Konrad Ackerman and Rainer Posch have voting and dispositive control over securities held by Alpha Capital Anstalt.

(19)      The number of shares of common stock owned and offered includes 225,000 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Mr. Michael Finkelstein has voting and dispositive control over securities held by Whalehaven Capital Fund Limited.

(20)      The number of shares of common stock owned and offered includes 225,000 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Mr. Joseph Franck has voting and dispositive control over securities held by Monarch Capital Fund, Ltd.

(21)      [Intentionally omitted].

(22)      [Intentionally omitted].

(23)      The number of shares of common stock owned and offered includes 4,200 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

(24)      The number of shares of common stock owned and offered includes 1,750 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

(25)      The number of shares of common stock owned and offered includes 4,200 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

(26)      The number of shares of common stock owned and offered includes 55,000 shares underlying Class B common stock purchase warrants. The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us. Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom disclaims beneficial owership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

None of the selling security holders are broker-dealers or affiliates of broker-dealers except as set forth above. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

General

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling security holder has informed us that he/it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act of 1933 or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act of 1933 or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Registration of Selling Security Holders’ Common Stock

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In connection with any such registration, we will have no obligation to assist or cooperate with the selling security holders in the offering or disposing of such shares; to indemnify or hold harmless the holders of any such shares, other than the selling security holders or any underwriter designated by such holders; or to obtain a commitment from an underwriter relative to the sale of any such shares.

We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

We will use our best efforts to file one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:

•	the name of any broker-dealers;
•	the number of common shares involved;
•	the price at which the common shares are to be sold;
•	the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
•	that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
•	any other facts material to the transaction.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP.

EXPERTS

Our audited consolidated balance sheet as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006 and for the period from January 18, 2005 (inception) through December 31, 2005 included in this prospectus have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006,
•	our Quarterly Report on Form 10-QSB for the period ended March 31, 2007,
•	our Quarterly Report on Form 10-QSB for the period ended June 30, 2007,
•	our Current Report on Form 8-K as filed on April 4, 2007,
•	our Current Report on Form 8-K as filed on April 16, 2007,
•	our Current Report on Form 8-K as filed on April 27, 2007,
•	our Current Report on Form 8-K as filed on May 9, 2007,
•	our Current Report on Form 8-K as filed on May 30, 2007,
•	our Current Report on Form 8-K as filed on June 6, 2007,
•	our Current Report on Form 8-K as filed on June 20, 2007,
•	our Current Report on Form 8-K as filed on June 27, 2007,
•	our Current Report on Form 8-K as filed on July 6, 2007,
•	our Current Report on Form 8-K as filed on July 11, 2007,
•	our Current Report on Form 8-K as filed on August 8, 2007,
•	our Current Report on Form 8-K as filed on August 28, 2007,
•	our Current Report on Form 8-K as filed on September 6, 2007,
•	our Current Report on Form 8-K as filed on September 7, 2007,
•	our Current Report on Form 8-K as filed on October 2, 2007,
•	our Current Report on Form 8-K as filed on October 4, 2007, and
•	our Current Report on Form 8-K as filed on October 22, 2007.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement under the Securities Act of 1933 with the SEC with respect to the shares to be sold by the selling security holders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

Upon your written or oral request, we will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered at no cost to the requested a copy of any and all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for such documents should be directed to Corporate Secretary, China Direct, Inc., 5301 North Federal Highway, Suite 120, Boca Raton, Florida 33487, telephone number (561) 989-9171.

We file annual, quarterly and other reports and information with the SEC. You may read and copy any materials that we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the SEC.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director’s duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.